UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2021

Sundance Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36302	61-1949225
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 700 Denver, CO	80265
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 543-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SNDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, on March 9, 2021, Sundance Energy Inc., a Delaware corporation (the “Company”), and each of its direct and indirect subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of Texas (Houston) (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases are being jointly administered under the caption In re: Sundance Energy Inc., et al., Case No. 21-30882 (DRJ) (the “Chapter 11 Cases”).

On March 10, 2021, the Company received a letter from the Listing Qualifications department staff of the NASDAQ Stock Market (“NASDAQ”) notifying the Company that, as a result of the Chapter 11 Cases and in accordance with NASDAQ Listing Rules 5101, 5110(b), and IM5101-1, the staff of NASDAQ has determined that the Company’s securities will be delisted from NASDAQ at the opening of business on March 19, 2021, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”).

The Company does not plan to appeal the NASDAQ staff’s determination to delist the Company’s common stock. As a result of the delisting, the Company expects that the trading of its common stock will transition to the Pink Open Market. The Company can provide no assurance that its common stock will commence or continue to trade on this market, whether broker-dealers will continue to provide public quotes of the Company’s common stock on this market, whether the trading volume of the Company’s common stock will be sufficient to provide for an efficient trading market or whether quotes for the Company’s common stock will continue on this market in the future. The transition to over-the-counter markets will not affect the Company’s business or reporting requirements under the rules of the SEC.

Item 3.03.  Material Modification to Rights of Security Holders.

The information set forth below in Item 8.01 of this Current Report on Form 8-K regarding the Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of, or Worthlessness Deductions with Respect to, Stock of the Debtors Docket No. 77 is incorporated herein by reference.

Item 8.01.  Other Events.

On March 10, 2021, in connection with the Chapter 11 Cases, the Bankruptcy Court entered orders granting the Debtors relief on several motions filed by the Debtors. Among others, the Bankruptcy Court entered the Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of, or Worthlessness Deductions with Respect to, Stock of the Debtors Docket No. 77 (the “Order”). The Order approves the procedures (including notice requirements) that certain shareholders and potential shareholders must comply with regarding certain acquisitions or transfers of, or declarations of worthlessness with respect to, Sundance Stock (as defined in the Order), as well as certain requirements to notify the Company with respect to current share ownership (collectively, the “Procedures”). A copy of the Procedures is included in the Order. The terms and conditions of the Procedures were immediately effective and enforceable upon entry of the Order by the Bankruptcy Court.

Any actions in violation of the Procedures (including the notice requirements) are null and void ab initio, and any person or entity that takes any action in violation of the Order or the Procedures, or otherwise fails to comply with their requirements, shall be (a) subject to sanctions as the Bankruptcy Court may consider appropriate and (b) required to take remedial actions, which may include actions necessary to appropriately reflect that such transfer or worthlessness deduction is null and void ab initio.

The foregoing description of the Order is qualified in its entirety by reference to the Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of, or Worthlessness Deductions with Respect to, Stock of the Debtors Docket No. 77 and is incorporated herein by reference. Copies of the Order and further information about the Chapter 11 Cases can be found at https://cases.primeclerk.com/sundanceenergy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNDANCE ENERGY INC.

Date: March 11, 2021	By:	/s/ Cathy L. Anderson
		Name:	Cathy L. Anderson
		Title:	Chief Financial Officer